AMENDMENT No. 2
to
AMENDED AND RESTATED RIGHTS AGREEMENT
by and between
COLUMBIA LABORATORIES, INC.
and
American Stock Transfer & Trust Company, LLC

This Amendment No. 2 to the Amended and Restated Rights Agreement, dated as of March 5, 2013 (the “Amendment”), is between Columbia Laboratories, Inc., a Delaware corporation (the “Corporation”), and American Stock Transfer & Trust Company, LLC, as Rights Agent (the “Rights Agent”).
WHEREAS, the Corporation and the Rights Agent are parties to that certain Amended and Restated Rights Agreement, dated as of November 29, 2010 (the “Rights Agreement”), as amended by Amendment No. 1 dated September 20, 2011;
WHEREAS, the Rights Agreement, under its current terms, will expire at the Close of Business on July 3, 2013;
WHEREAS, the Corporation may amend the Rights Agreement pursuant to Section 26 thereof; and
WHEREAS, the Board of Directors of the Corporation determined on March 1, 2013, that it was in the best interests of the Corporation and its stockholders to extend the Final Expiration Date until July 3, 2016, in accordance with the terms set forth in this Amendment;
NOW THEREFORE, in consideration of the premises and mutual agreements herein set forth, the parties hereby agree as follows:
1.    Amendments.

1.1	Clause (i) of Section 7(a) of the Rights Agreement is amended to replace each reference in such clause to “July 3, 2013” with “July 3, 2016.”

1.2
All references to “July 3, 2013” in Exhibit A (the Summary of Rights) and Exhibit B (the Form of Right Certificate) to the Rights Agreement are amended to replace each such reference with “July 3, 2016.”

2.    Capitalized Terms. Capitalized terms not defined herein have the meanings given such terms in the Rights Agreement.
3.    Successors. All of the covenants and provisions of this Amendment by or for the benefit of the Corporation or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.
4.    Benefits. Nothing in this Amendment shall be construed to give to any Person other than the Corporation, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the holders of Common Stock in their capacity as holders of the Rights) any legal or equitable right, remedy or claim under this Amendment; but this Amendment shall be for the sole and exclusive benefit of the Corporation, the Rights Agent and the holders of record of the Right Certificates (and, prior to the Distribution Date, the holders of Common Stock in their capacity as holders of the Rights).
5.    Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
6.    Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.
7.    Governing Law. This Amendment, the Rights Agreement and each Right Certificate issued thereunder shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed and enforced in accordance with the laws of such state applicable to contracts to be made and performed entirely within such State.
8.    Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
9.    Effect of Amendment. Except as expressly modified by this Amendment, the Rights Agreement and its exhibits shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the day and year first above written.

COLUMBIA LABORATORIES, INC.

By:     /S/ Jonathan Lloyd Jones
Name:     Jonathan Lloyd Jones

Title:	Vice President and Chief Financial Officer

[SIGNATURE PAGE TO AMENDMENT NO. 2 TO RIGHTS AGREEMENT]

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as Rights Agent

By:     /S/ Paula Caropolli
Name:     Paula Caropolli

Title:	Senior Vice President

[SIGNATURE PAGE TO AMENDMENT NO. 2 TO RIGHTS AGREEMENT]